UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2006

AMYLIN PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19700	33-0266089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9360 Towne Centre Drive
San Diego, California 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (858) 552-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2006, the Compensation and Human Resources Committee of the Board of Directors of Amylin Pharmaceuticals, Inc. adopted Amylin’s Executive Cash Bonus Plan for 2007.  The Executive Cash Bonus Plan is not contained in a formal written document, but a summary of the manner in which executive officer cash bonuses are determined is set forth below.

Amylin’s executive officers are entitled to earn cash bonus compensation based upon the achievement of certain specified corporate results established by Amylin’s Board of Directors.  The corporate results established for fiscal year 2007 for purposes of the Executive Cash Bonus Plan relate to product revenue and other financial results, research and development results and human resources management results.

Under the Executive Cash Bonus Plan, each participant’s target bonus is established by multiplying such participant’s salary by a percentage value.  The percentage value for each executive officer is based on the participant’s level of responsibility within the company.

Following the end of the year, the Board determines whether the pre-established corporate results were attained.  Based on this assessment, the Compensation and Human Resources Committee awards each participant a cash bonus equal to such participant’s target bonus multiplied by the percentage to which the pre-established corporate results were attained or exceeded.  The Compensation and Human Resources Committee retains the discretion to determine that a participant will receive a cash bonus in an amount less than or greater than the amount earned by such participant under the Executive Cash Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated:	December 1, 2006	By:	/s/ LLOYD A. ROWLAND
Lloyd A. Rowland
Vice President, Legal, Secretary and General Counsel